EXHIBIT 99.1

Contact: Garry O. Ridge

Phone: 619-275-1400 Ext 1124

WD-40 COMPANY REPORTS THIRD QUARTER EARNINGS INCREASE OF 11.5%

SAN DIEGO, June 25, 2003 — WD-40 Company (Nasdaq: WDFC) today reported net income for the third quarter ended May 31, 2003 was $ 5.8 million, an increase of 11.5% over the three-month period last year. Earnings per share for the quarter were $0.35 compared to $0.32 for the prior year’s quarter. Net income for the first nine months was $18.4 million compared to $16.1 million, an increase of 14.1%. Earnings per share for the nine-month period were $1.10 compared to $1.01 per share in the same period last year.

Net sales for the third quarter were $55.1 million, an increase of 6.9% over the third quarter last year. Year-to-date sales were reported at $164.8 million, an increase of 9.2% over the same period last year.

“We are on track to meet our profit goals for the year despite a difficult economy and a turbulent retail environment,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “We have stayed flexible in these uncertain times and managed our business to achieve the earnings growth we expected.”

Fiscal Year Guidance

WD-40 Company has not changed its guidance for the remainder of the year, and expects its annual earnings will range between $1.60 and $1.65 per share for the 2003 fiscal year.

The board of directors of WD-40 Company declared a regular quarterly dividend on June 24, 2003 of $0.20 per share, payable July 31, 2003 to stockholders of record on July 11, 2003.

Total sales for the quarter were 74% from the Americas, 19% from Europe and 7% from Asia/Pacific. In the Americas, sales for the third quarter were up 5% from a year ago and up 7% on a year to date basis.

In Europe, sales were up 15% for the third quarter and up 18% for the nine-month period. In the Asia/Pacific region, total sales for the quarter were up 8% from last year and sales for the first nine months were up 13% over the comparable period last year.

“The new vision we have created in the international arena has clearly paid off,” Ridge said. “We have seen tremendous growth in WD-40(R) sales in Europe, achieved record sales in Australia and had good results in Canada and Latin America during the third quarter.”

Global sales of the lubricants WD-40 and 3-IN-ONE Oil(R) were $32.4 million, down 1% for the quarter, and $99.5 million in the nine-month period, up 4%.

“We are really excited about our 50th anniversary and should see some benefit of the global promotions we are conducting to celebrate this milestone in the coming quarters,” Ridge said. “We are also pleased with the results of the 3-IN-ONE Oil Professional Line introduction in the U.S. and Australia and have gained distribution in a major retailer in the UK for this new range.”

Additional line extensions across the company’s brands are currently under review.

Sales of heavy-duty hand cleaners Lava(R) and Solvol(R) were down 57% to $1.6 million for the quarter, and for the year to date period were $5.3 million, down 31% compared to the prior year period.

“Last year we ran a large promotion for Lava that we did not do this year, and that has had an impact on comparative sell in this year” Ridge said. “At the same time, Solvol continues to be a growing business for us in Australia.”

Sales of household products X-14(R), Carpet Fresh(R), 2000 Flushes(R) and Spot Shot (R) were $21.1 million during the quarter, up 39% over last year, and were $59.9 million year to date, up 26% over the comparable period last year. Without Spot Shot, third quarter household product sales were $12.6 million, down 17%, and for the nine-month period were $39.1 million, down 18% from the same period last year.

“Like many companies in household products, we have faced a number of challenges this year, Ridge said. “Though our sales are down, most of these brands have maintained market share through the year.

“We are very pleased with the way Spot Shot has responded to the advertising that we have been running in recent months,” added Ridge.

WD-40 Company also announced that it has increased the number of directors on its board to 12, and added Giles H. Bateman and Richard A. Collato to the board of directors as of June 24, 2003. Bateman, (59), was one of four co-founders of Price Club in 1976, and served as CFO and Director there until 1991. He also served as non-executive chairman of CompUSA from 1994 to 2000. He currently serves as a director of four private and one public company. He holds an MBA from Harvard University and a BA from Oxford University.

Collato, (59), is the president and CEO of the YMCA of San Diego County. He has served on numerous private company boards, and currently serves as a director for Sempra Energy, Project Design Consultants, Microvision Optical and serves as a Trustee and vice-chair of the $4 billion YMCA Retirement Fund.

“We are very pleased with the extensive retail, financial and international experience that Giles Bateman will bring to our board,” Ridge said. “Rich Collato is also a very strong addition to our board due to his extensive public company board experience, his expertise as the audit committee chair of a fortune 100 company and his leadership in the community.”

Board members Dan Derbes and Jack Heckel announced their intentions to retire from the board, and the Company expects to keep the board at ten members following their retirement. Derbes, WD-40 Company board chair since 2000, announced his intention to retire from the board in March, 2004 and Heckel announced he will retire from the board in December, 2003. The Company also announced its intention to appoint Neal Schmale as Dan Derbes’ successor as non-executive Chairman of the Board effective March, 2004.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40, and 3-IN-ONE, the Lava, and Solvol brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh, and Spot Shot. WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $ 216.8 million in fiscal 2002. Additional information about WD-40 Company can be obtained online at www.wd40.com .

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including impacts of line extensions, impacts of promotional programs, growth in international markets, the uncertainty of market conditions and the company’s outlook for the fiscal year. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

Consolidated Condensed Statement of Income

(unaudited)

	Three Months Ended		Nine Months Ended
	May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002
Net sales	$55,064,000	$51,494,000	$164,762,000	$150,886,000
Cost of product sold	27,160,000	26,521,000	80,625,000	76,155,000

Gross profit	27,904,000	24,973,000	84,137,000	74,731,000
Operating expenses:
Selling, general & administrative	13,066,000	11,733,000	38,609,000	34,857,000
Advertising & sales promotions	4,590,000	4,212,000	12,541,000	10,898,000
Loss on write off of non-compete agreement	—	—	879,000	—
Amortization	—	71,000	71,000	213,000

Income from operations	10,248,000	8,957,000	32,037,000	28,763,000

Other income (expense)
Interest expense, net	(1,701,000)	(1,425,000)	(5,136,000)	(4,022,000)
Loss on early extinguishment of debt		—	—	(1,032,000)
Other income, net	58,000	134,000	306,000	202,000

Income before income taxes	8,605,000	7,666,000	27,207,000	23,911,000
Provision for income taxes	2,796,000	2,455,000	8,842,000	7,816,000

Net Income	$5,809,000	$5,211,000	$18,365,000	$16,095,000

Earnings per common share:
Basic	$0.35	$0.33	$1.11	$1.02

Diluted	$0.35	$0.32	$1.10	$1.01

Basic common equivalent shares	16,579,647	15,955,689	16,553,241	15,824,097

Diluted common equivalent shares	16,695,495	16,215,555	16,724,735	16,000,616

Dividends declared per share	$0.20	$0.20	$0.60	$0.74

WD-40 COMPANY

Consolidated Condensed Balance Sheet

Assets

	(unaudited)
	May 31, 2003	August 31, 2002
Current assets:
Cash and cash equivalents	$32,267,000	$11,091,000
Trade accounts receivable, less allowance for cash discounts, returns and doubtful accounts of $2,016,000 and $1,786,000	29,959,000	43,754,000
Product held at contract packagers	1,884,000	2,135,000
Inventories	7,158,000	6,143,000
Other current assets	3,870,000	4,540,000

Total current assets	75,138,000	67,663,000
Property, plant, and equipment, net	6,429,000	6,196,000
Goodwill and other intangibles, net	127,988,000	129,375,000
Deferred tax, net	2,029,000	5,402,000
Other assets	6,302,000	6,409,000

	$217,886,000	$215,045,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,000,000	$—
Accounts payable	10,559,000	15,871,000
Accrued liabilities	11,075,000	11,873,000
Accrued payroll and related expenses	3,247,000	5,724,000
Income taxes payable	676,000	1,495,000
Revolving line of credit	—	299,000

Total current liabilities	35,557,000	35,262,000

Long-term debt	85,000,000	95,000,000
Deferred employee benefits and other long-term liabilities	1,867,000	1,605,000

Total liabilities	122,424,000	131,867,000
Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized—shares issued and outstanding of 16,585,471 and 16,450,604	17,000	16,000
Paid-in capital	37,498,000	34,400,000
Retained earnings	57,127,000	48,699,000
Accumulated other comprehensive income	820,000	63,000

Total shareholders’ equity	95,462,000	83,178,000

	$217,886,000	$215,045,000

WD-40 COMPANY

Consolidated Condensed Statement of Cash Flows

(unaudited)

	Nine months ended
	May 31, 2003	May 31, 2002
Cash flows from operating activities:

Net income	$18,365,000	$16,095,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,359,000	1,299,000
Loss on write off of non-compete agreement	879,000	—
Tax benefit of exercise of stock options	370,000	218,000
Stock Compensation	92,000	94,000
Loss on early extinguishment of debt	—	1,032,000
(Gain) loss on sale of equipment	(28,000)	2,000
Deferred income tax expense	3,336,000	1,338,000
Equity earnings in joint venture in excess of distributions received	(141,000)	(165,000)

Changes in assets and liabilities:
Trade accounts receivable	14,842,000	3,611,000
Product held at contract packagers	251,000	846,000
Inventories	(847,000)	4,583,000
Other assets	763,000	763,000
Accounts payable and accrued expenses	(8,895,000)	(4,772,000)
Income taxes payable	(887,000)	(1,905,000)
Long-term deferred employee benefits	162,000	194,000

Net cash provided by operating activities	29,621,000	23,233,000

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(75,000)	(35,574,000)
Proceeds from sale of equipment	130,000	83,000
Capital expenditures	(1,408,000)	(894,000)
Litigation settlement related to acquired business, net of expenses	—	1,292,000
Proceeds on payment of note receivable	518,000	626,000

Net cash used in investing activities	(835,000)	(34,467,000)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,637,000	5,883,000
Borrowings on line of credit, net	(299,000)	7,000,000
Repayment of long-term debt	—	(79,783,000)
Proceeds from issuance of long-term debt	—	95,000,000
Debt issuance costs	—	(317,000)
Dividends paid	(9,936,000)	(12,806,000)

Net cash used in financing activities	(7,598,000)	14,977,000

Effect of exchange rate changes on cash and cash equivalents	(12,000)	105,000

Increase in cash and cash equivalents	21,176,000	3,848,000
Cash and cash equivalents at beginning of period	11,091,000	4,380,000

Cash and cash equivalents at end of period	$32,267,000	$8,228,000

WD-40 COMPANY

Consolidated Condensed Statement of Other Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002
Net Income	$5,809,000	$5,211,000	$18,365,000	$16,095,000

Other comprehensive income (loss)
Foreign currency translation adjustments	510,000	333,000	757,000	295,000

Total comprehensive income	$6,319,000	$5,544,000	$19,122,000	$16,390,000